Exhibit 10.1

March 31, 2021

PERSONAL AND CONFIDENTIAL

Jon Naft

Re: Transitional Services and Separation Agreement

Dear Jon:

This letter confirms that the last day of your employment with Myomo, Inc. (the “Company”) will be March 31, 2021 (the “Separation Date”) as a result of your resignation without Good Reason as defined under your Employment Agreement between you and the Company dated December 23, 2016 (the “Employment Agreement”). This letter also proposes an agreement between you and the Company.

First, a few formalities. Regardless of whether you sign the Agreement below:

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The Company shall, if it has not already done so: (i) pay your Accrued Benefit (as defined in the Employment Agreement), i.e., any Base Salary earned through the Separation Date, unpaid expense reimbursements in accordance with, and subject to, the Company’s policies and procedures, unused vacation that accrued through the Separation Date, and any vested benefits you may have under any employee benefit plan of the Company through the Separation Date, and (ii) provide you with opportunity to continue group health coverage at your own sole expense under the law known as “COBRA,” subject to your COBRA eligibility;

•	The Company shall pay you your earned bonus for 2020, which amount will be payable at the same time bonuses for such period are paid to other senior executives of the Company;

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You will be eligible to receive an equity grant in 2021 (the “2021 Equity Grant”), which grant will be in line with the grant you would have received in the role you held prior to the Separation Date, consistent with past practice; provided, that the 2021 Equity Grant shall become fully vested no later than December 31, 2021 (subject to the earlier vesting set forth in the last paragraph of Section 1 below). For the sake of clarity, if the management team does not receive a grant in 2021, you are not entitled to the 2021 Equity Grant.

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You are subject to continuing obligations under Section 6 (“Inventions, Patents and Copyrights”), Section 8 (“Confidential Information, Noncompetition and Cooperation”), Section 9 (“Arbitration of Disputes”), and Section 10 (“Consent to Jurisdiction”) of your Employment Agreement (along with any other confidentiality, restrictive covenant and other obligations you have to any of the Releasees (as defined below), the “Ongoing Obligations”); provided, however, for the sake of clarity, the Company does not have any rights to the intellectual property of Geauga Rehabilitation Engineering, Inc.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:

1.	Existing Equity Rights

You were granted options to purchase shares of the Company’s Common Stock (the “Stock Options”) on the following dates and in the following exercisable amounts:

•	On July 8, 2012, you were granted non-qualified Stock Options to purchase 208 shares of Common Stock, all of which are vested and exercisable at an exercise price of $4.80 per share;

•	On September 25, 2013, you were granted incentive Stock Options to purchase 692 shares of Common Stock, of which 202 are vested and exercisable at an exercise price of $0.048 per share;

•	One June 29, 2016, you were granted incentive Stock Options to purchase 83 shares of Common Stock, all of which are vested and exercisable at an exercise price of $31.488 per share; and

•	On January 2, 2018, you were granted incentive Stock Options to purchase 666 shares of Common Stock, all of which are vested and exercisable at an exercise price of $109.50 per share.

You were granted restricted stock units (the “RSUs”) on the following dates and amounts:

•	On June 5, 2019, you were granted 1,666 RSU’s, of which 833 are remaining to vest; and

•	On July 1, 2020, you were granted 17,500 RSU’s, all of which are unvested.

The Stock Options and RSU’s in each case are subject to the terms of the applicable award agreements and applicable Company equity plan (the “Equity Documents”).

Notwithstanding anything to the contrary contained in the Equity Documents, after the Separation Date, unvested Stock Options shall continue to vest in accordance with the vesting schedule described in the Equity Documents governing such Stock Options ; provided that any incentive Stock Options are will be treated as non-qualified stock options to the extent required under U.S. federal tax laws following the Separation Date; and provided, further that the Stock Options will terminate and become null and void in their entirety in the event the Consulting Services (as defined below) are terminated by you (for any reason other than due to the Company’s breach of this Agreement or the Consulting Agreement) or by the Company prior to the Consulting End Date as provided in Section 2.2 subclause (ii) of the Consulting Agreement or Section 2 of this Agreement. On the Consulting End Date, vested Stock Options (after giving effect to the continued vesting described in the previous sentence) will remain subject to the provision of the Equity Documents, including with respect to time limits on exercise.

In addition, as consideration for your Consulting Services (as defined below) and your release of Claims herein, and subject to your compliance with the Ongoing Obligations, after the Separation Date, the unvested RSUs shall continue to vest in accordance with the vesting schedule described in the Equity Documents governing such RSUs; provided that, the RSUs shall terminate and become null and void in their entirety in the event the Consulting Services are terminated by you (for any reason other than due to the Company’s breach of this Agreement or the Consulting Agreement) or by the Company prior to the Consulting End Date as provided in Section 2.2 subclause (ii) of the Consulting Agreement or Section 2 of this Agreement.

Notwithstanding the foregoing, at the earliest of (i) your termination of the Consulting Services due to the Company’s breach of this Agreement of the Consulting Agreement, and (ii) the Company’s termination of the Consulting Services (other than due to your willful misconduct, refusal or failure to perform the Consulting Services, breach of this Agreement, or breach of the Consulting Agreement), all unvested Stock Options, RSUs, and the 2021 Equity Grant shall fully vest. For the sake of clarity, the Company’s non-renewal of the Consulting Agreement shall result in full vesting of the unvested Stock Options, RSUs and the 2021 Equity Grant.

2.	Consulting Services

You agree to provide consulting services under the attached Consulting Agreement between you and the Company (the “Consulting Agreement”) from the Separation Date until the “Consulting End Date” (as defined in the Consulting Agreement) (such services, the “Consulting Services”). Notwithstanding the foregoing sentence, the Company may terminate the Consulting Services prior to the Consulting End Date in the event of your breach of the Ongoing Obligations, willful misconduct or refusal to perform the Consulting Services, in which event the Company will owe you no further compensation under the Consulting Agreement. You may terminate, with no penalty, the Consulting Services prior to the Consulting End Date in the event of the Company’s breach of the Consulting Agreement or this Agreement.

3.	Release of Claims

In consideration for, among other terms, the equity terms described in this Agreement and the opportunity to engage in Consulting Services, to each of which you acknowledge you would otherwise not be entitled, and each of which you agree are independently sufficient consideration for this Agreement, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, claims under the Age Discrimination in Employment Act);

•	under any other federal or state statute;

•	under your Employment Agreement;

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for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect (i) your rights under this Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s or its affiliates’ organizational documents, applicable law or otherwise, (iii) any rights you may have as a member or holder of equity or other securities of the Company, and (iv) any rights or entitlements under a sale, purchase, merger or other transaction agreement.

You acknowledge and represent that, except for bonus payment due for the fiscal year ending December 31, 2020, continued or accelerated vesting of stock awards as provided in this Agreement, receipt of the 2021 Equity Grant (if applicable), or as otherwise expressly provided for in this Agreement, the Company has paid or provided, and you are not owed or eligible for, all salary, severance (including severance under your Employment Agreement), wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any severance, commissions or other incentive compensation from the Company, except with respect to the compensation expressly provided herein.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

You hereby resign from any other position you hold with the Company or any Company affiliate, effective as of the Separation Date. For the sake of clarity, the foregoing sentence shall not apply to your work with Geauga Rehabilitation Engineering, Inc.

The Company acknowledges that, as of the Separation Date, it is not aware of any claims against you.

4.	Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. The Company agrees that its executives, directors, managers, and owners shall not make negative comments about you or otherwise disparage you in any manner that is likely to be harmful to your business reputation. The foregoing nondisparagement obligations shall not be violated by either party making truthful statements in any legal proceeding, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings). Notwithstanding the foregoing, nothing in this Section 4 shall prevent any person from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him or her; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business.

5.	Confidentiality of Agreement-Related Information

You and the Company agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

6.	Return of Property; Ongoing Obligations.

You agree to return all Company property to the Company by no later than the Separation Date. The Ongoing Obligations are incorporated herein by reference.

7.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

8.	Defend Trade Secrets Act Notice

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.	Other Provisions

(a) Certain Remedies. Without limiting any remedies hereunder, if either party prevails in any action to enforce this Agreement (including without limitation the Ongoing Obligations), the prevailing party shall be liable to the other party for reasonable attorneys’ fees and costs incurred by the other party in connection with such action.

(b) Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

(c) Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except as expressly stated in this Agreement.

(d) Jurisdiction; Governing Law; Interpretation. Without limiting Section 9 of the Employment Agreement, such Section 9 shall apply to any disputes under or relating to this Agreement. To the extent permitted by Section 9 of the Employment Agreement, and except as expressly otherwise provided in the Ongoing Obligations or the Equity Documents, you and the Company hereby agree that the state and federal courts of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts, you acknowledge that venue in such courts is proper and you and the Company waive any right a jury. Subject to the foregoing, this Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.

(e) Entire Agreement. This Agreement, the Ongoing Obligations, the Equity Documents and the Consulting Agreement constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company, including without limitation the Employment Agreement.

(f) Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) business day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).

(g) Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

Myomo, Inc.

By:	/s/ Paul R. Gudonis	March 31, 2021
	Paul R. Gudonis	Date
Chief Executive Officer

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Jonathan Naft	April 1, 2021
Jonathan Naft	Date